Exhibit 4.1

SCIENTIFIC GAMES INTERNATIONAL, INC.

as Issuer

SCIENTIFIC GAMES CORPORATION

as a Guarantor

THE SUBSIDIARY GUARANTORS PARTY HERETO

as additional Guarantors,

and

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

as Trustee

SUPPLEMENTAL INDENTURE

dated as of October 27, 2011

to Indenture dated as of June 11, 2008

Providing for Issuance of

7.875% Senior Subordinated Notes due 2016

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 27, 2011, among SCIENTIFIC GAMES INTERNATIONAL, INC., a Delaware corporation (the “Issuer”), SCIENTIFIC GAMES CORPORATION, a Delaware corporation (the “Company”), as a Guarantor, the additional Guarantors from time to time party hereto and THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK, as Trustee (the “Trustee”), under the Indenture, dated as of June 11, 2008 (the “Indenture”).  Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.

WHEREAS, Section 9.02 of the Indenture provides that the Issuer and the Trustee may amend or supplement the Indenture and the Securities with the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities;

WHEREAS, the Issuer desires to amend certain provisions of the Indenture;

WHEREAS, the Issuer has solicited the consent (the “Consent Solicitation”) of the Holders of the Securities to certain amendments to the Indenture (the “Amendments”) pursuant to that certain Consent Solicitation Statement, dated October 19, 2011 (the “Consent Solicitation Statement”);

WHEREAS, the Holders of at least a majority in aggregate principal amount of the outstanding Securities have duly consented to the proposed modifications set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, the Issuer has heretofore delivered, or is delivering contemporaneously herewith, to the Trustee (i) evidence of the written consent of the Holders of not less than a majority of the outstanding Securities as set forth in the immediately preceding paragraph, together with an Officers’ Certificate certifying such consent pursuant to Section 9.04 of the Indenture, and (ii) the Officers’ Certificates and the Opinions of Counsel described in Sections 9.06 and 13.04 of the Indenture;

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make this Supplemental Indenture valid and binding have been complied with or have been done or performed; and

WHEREAS, the Issuer desires and has requested the Guarantors and the Trustee to join in the execution and delivery of this Supplemental Indenture for the purpose of amending the Indenture;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, it is mutually covenanted and agreed for the equal and ratable benefit of all Holders of the Securities as follows, effective upon execution hereof by the Trustee:

ARTICLE ONE
DEFINITIONS

Section 1.01  Definitions.

For all purposes of this Supplemental Indenture, except as otherwise stated herein, capitalized terms used herein but not otherwise defined in this Supplemental Indenture shall have the respective meanings assigned to them in the Indenture.  Each reference to “herein”, “hereof” and “hereunder” and other words of similar import contained in the Indenture shall, after this Supplemental Indenture becomes effective, refer to the Indenture as supplemented hereby.

ARTICLE TWO
AMENDMENTS

Section 2.01           Amendments of Section 1.01 of the Indenture.

(a)        Section 1.01 of the Indenture is amended and supplemented by inserting or restating, as the case may be, in their appropriate alphabetical positions, the following definitions:

“Italian Concession” means any concession awarded to, or agreement entered into by, SGI, the Company, any subsidiary of the Company or any Italian Concession Vehicle by or with the Amministrazione Autonoma dei Monopoli di Stato (or other applicable Italian governmental authority), whether such concession or agreement is now existing or hereafter arising and any renewals of such concession or agreement, with respect to the public games known as national lotteries in Italy (whether now existing or hereafter arising), together with any procedures, activities, functions or requirements in connection therewith (or any amendment or supplement to any such concession, agreement, procedures, activities, functions or requirements).

“Italian Concession Obligations” means any payments, costs, contributions or obligations made or incurred by any of SGI, the Company or any subsidiary of the Company (whether directly, or indirectly to or through any Italian Concession Vehicle or any of its equity holders or members) in the form of (and including any costs to obtain, or credits or discounts associated with) (a) tender fees, up-front fees, bid or performance bonds, guarantees, reimbursement obligations or similar arrangements, capital requirements or contributions or similar payments or obligations in respect of any award, renewal or extension of any Italian Concession or the formation of or entry into or capitalization of any Italian Concession Vehicle, (b) other payments, costs, contributions or obligations (including any credits or discounts) in connection with obtaining, renewing or extending any Italian Concession, or the formation of or entry into or capitalization of any Italian Concession Vehicle, that are incurred or agreed to in lieu of payments, costs, contributions or obligations described in clause (a) above or (c) commissions, payments or other consideration (including any credits or discounts) paid or given to any Italian Concession Vehicle or any of its equity holders or members in connection with the direct or indirect provision by SGI, the Company or any subsidiary of the Company of goods or services to any consortium, joint venture or other Person that is awarded any concession by, or has an agreement with, the Amministrazione Autonoma dei Monopoli di Stato (or other applicable Italian governmental authority) (whether existing on the date of this Indenture or thereafter arising and any renewals thereof) with respect to the public games known as national lotteries in Italy (whether on the date of this Indenture existing or thereafter arising) other than an Italian Concession.

“Italian Concession Vehicle” means any consortium, joint venture or other Person entered into by SGI, the Company or any subsidiary of the Company or in which SGI, the Company or any subsidiary of the Company directly or indirectly participates or has an interest or a contractual relationship, which consortium, joint venture or other Person holds or is party to an Italian Concession.

“Transactions” means the offer and sale of the Securities.

(b)        The definition of “Consolidated Net Income” in Section 1.01 of the Indenture is amended and supplemented by deleting the “and” at the end of clause (g) thereof, replacing the period at the end of clause (h) thereof with “;” and inserting the following as new clauses:

(i)         any increase in amortization or depreciation or other noncash charges (including, without limitation, any non-cash fair value adjustment of inventory) resulting from the application of purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes;

(j)         any net after-tax impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP;

(k)        any non-cash cost related to the termination of any employee pension benefit plan, together with any related provision for taxes on any such termination (or the tax effect of any such termination);

(l)         any deferred financing costs amortized or written off, and premiums and prepayment penalties and other related fee or reserve paid in connection with the Transactions or any acquisition, disposition, financing, refinancing or repayment that is consummated after the Issue Date; and

(m)       any charges resulting from the application of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets”, No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.

(c)        The definition of “Consolidated Net Income” in Section 1.01 of the Indenture is amended and supplemented by inserting the following new proviso at the end of the definition:

; provided, further, that clauses (i), (j), (k), (l) and (m) above shall not be excluded for purposes of determining the amount available for Restricted Payments (other than Restricted Investments) under clause (3)(w) of the first paragraph of Section 4.03.

(d)        The definition of “Permitted Indebtedness” in Section 1.01 of the Indenture is amended and supplemented by deleting the “and” at the end of clause (15) thereof, replacing the period at the end of clause (16) thereof with “; and” and inserting the following as a new clause (17):

(17)      Indebtedness consisting of guarantees or other credit support provided in respect of Italian Concession Obligations incurred pursuant to clause (11) of the definition of “Permitted Investments.”

(e)        The definition of “Permitted Investments” in Section 1.01 of the Indenture is amended and supplemented by deleting the “and” at the end of clause (9) thereof, replacing the period at the end of clause (10) thereof with “; and” and inserting the following as new clauses:

(11)      Investments comprising Italian Concession Obligations, including Investments in Unrestricted Subsidiaries whose only material asset is or will be interests in Italian Concession Obligations (a portion of which may take the form of guarantees or other credit support provided in respect of Italian Concession Obligations); provided that Investments comprising Italian Concession Obligations of the type described in clause (a) or (b) of the definition thereof, when taken together with all other such Investments made pursuant to this clause (11) and outstanding on the date of such Investment, shall not exceed €310.0 million.

Section 2.02           Amendments of Section 4.03 of the Indenture.

(a) The lead in to clause (3) of the first paragraph of Section 4.03 will be deleted and the following will be inserted:

(3) the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding (A) Restricted Payments permitted by clauses (2)(a), (3), (4) and (5) of the following paragraph and (B) solely for purposes of determining the amount available for Restricted Payments (other than Restricted Investments) pursuant to this paragraph, the aggregate amount of Restricted Investments made pursuant to clause (3)(w) of this paragraph due to the application of clauses (i), (j), (k), (l) and (m) of the definition of Consolidated Net Income) shall exceed the sum of:

(b) The last sentence of Section 4.03 will be deleted and the following will be inserted:

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1) and (2)(b) of this paragraph will be included in such calculation.

(c) The following will be inserted as the last paragraph of Section 4.03:

Notwithstanding anything to the contrary provided in this Section 4.03, in determining the aggregate amount of Restricted Payments (other than Restricted Investments) permitted to be made pursuant to the proceeding sections of this Section 4.03, clause (11) of the definition of “Permitted Investments” shall be disregarded.

ARTICLE THREE
MISCELLANEOUS

Section 3.01           Effect of Supplemental Indenture.

Except as amended hereby, all of the terms of the Indenture shall remain and continue in full force and effect and are hereby confirmed in all respects.  From and after the date of this Supplemental Indenture, all references to the Indenture (whether in the Indenture or in any other agreements, documents or instruments) shall be deemed to be references to the Indenture as amended and supplemented by this Supplemental Indenture. Every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 3.02           Conflict with Trust Indenture Act.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision hereof or of the Indenture which is required to be included in this Supplemental Indenture or the Indenture by any of the provisions of the Trust Indenture Act of 1939, such required provision shall control.

Section 3.03           Severability.

In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 3.04           Successors.

All agreements of the Issuer in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successor.

Section 3.05           Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

Section 3.06           No Representations by Trustee.

The recitals contained herein shall be taken as the statement of the Issuer, and the Trustee assumes no responsibility for the correctness or completeness of the same.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture.

Section 3.07           Counterparts.

This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall constitute but one and the same instrument.  The exchange of copies of this Supplemental Indenture and of signature pages hereto by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original instrument for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

SCIENTIFIC GAMES INTERNATIONAL, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

SCIENTIFIC GAMES CORPORATION

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

SCIENTIFIC GAMES PRODUCTS, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Vice President and Chief Financial Officer

SCIENTIFIC GAMES SA, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Vice President and Chief Financial Officer

MDI ENTERTAINMENT, LLC

By: Scientific Games International, Inc., as Sole Member

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

SG GAMING, INC.

By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Vice President and Chief Financial Officer

THE TRUSTEE:

THE BANK OF NOVA SCOTIA TRUST COMPANY OF NEW YORK

By:	/s/Warren A. Goshine
Name: Warren A. Goshine
Title: Vice President